Exhibit 99.1

GM FINANCIAL REPORTS SECOND QUARTER 2026
OPERATING RESULTS

•Second quarter net income of $432 million
•Second quarter retail loan and operating lease originations of $14.2 billion
•Earning assets of $125.5 billion at June 30, 2026
•Available liquidity of $33.3 billion at June 30, 2026

FORT WORTH, TEXAS July 21, 2026 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced net income of $432 million for the quarter ended June 30, 2026, compared to $510 million for the quarter ended June 30, 2025. Net income for the six months ended June 30, 2026 was $946 million, compared to $1.0 billion for the six months ended June 30, 2025.

Retail loan originations were $10.0 billion for the quarter ended June 30, 2026, compared to $8.3 billion for the quarter ended March 31, 2026, and $9.5 billion for the quarter ended June 30, 2025. Retail loan originations for the six months ended June 30, 2026 were $18.3 billion, compared to $19.1 billion for the six months ended June 30, 2025. The outstanding balance of retail finance receivables was $76.1 billion at June 30, 2026, compared to $74.9 billion at March 31, 2026 and $77.8 billion at June 30, 2025.

Operating lease originations were $4.1 billion for the quarter ended June 30, 2026, compared to $4.0 billion for the quarter ended March 31, 2026 and $5.4 billion for the quarter ended June 30, 2025. Operating lease originations for the six months ended June 30, 2026 were $8.2 billion, compared to $10.4 billion for the six months ended June 30, 2025. Leased vehicles, net was $32.9 billion at June 30, 2026, compared to $33.3 billion at March 31, 2026 and $33.2 billion at June 30, 2025.

The outstanding balance of commercial finance receivables was $16.5 billion at June 30, 2026, compared to $15.7 billion at March 31, 2026 and $16.7 billion at June 30, 2025.

Retail finance receivables 31-60 days delinquent were 2.4% of the portfolio at June 30, 2026 and 2.1% at June 30, 2025. Accounts more than 60 days delinquent were 1.0% of the portfolio at June 30, 2026 and 0.8% at June 30, 2025.

Annualized net charge-offs were 1.3% of average retail finance receivables for the quarter ended June 30, 2026 and 1.1% for the quarter ended June 30, 2025. For the six months ended June 30, 2026, annualized retail charge-offs were 1.4%, compared to 1.2% for the six months ended June 30, 2025.

The Company had total available liquidity of $33.3 billion at June 30, 2026, consisting of $5.1 billion of cash, cash equivalents and marketable debt securities, $24.0 billion of borrowing capacity under secured credit facilities, $1.2 billion of borrowing capacity under committed unsecured credit facilities, $1.0 billion of borrowing capacity under the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity under the GM Revolving 364-Day Credit Facility.

About GM Financial

General Motors Financial Company, Inc. is the wholly owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. Additional materials addressing the Company’s results of operations for the quarter ended June 30, 2026 can be accessed via the Investor Relations section of the Company’s website at https://investor.gmfinancial.com.

General Motors Financial Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue
Finance charge income	$2,006	$2,048	$3,972	$4,073
Leased vehicle income	1,970	1,940	3,955	3,842
Other income	291	267	617	503
Total revenue	4,267	4,255	8,543	8,419
Costs and expenses
Operating expenses	610	523	1,194	1,035
Leased vehicle expenses	1,133	1,052	2,346	2,105
Provision for loan losses	389	354	656	682
Interest expense	1,542	1,638	3,080	3,235
Total costs and expenses	3,674	3,567	7,276	7,058
Equity income (loss)	13	16	27	28
Income (loss) before income taxes	605	704	1,294	1,389
Income tax expense (benefit)	174	194	348	379
Net income (loss)	432	510	946	1,009
Less: cumulative dividends on preferred stock	30	30	59	59
Net income (loss) attributable to common shareholder	$402	$480	$887	$950

Amounts may not add due to rounding.

Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	June 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$4,987	$5,826
Finance receivables, net of allowance for loan losses of $2,866 and $2,725	89,716	90,045
Leased vehicles, net	32,881	33,686
Goodwill and intangible assets	1,180	1,177
Equity in net assets of nonconsolidated affiliates	1,178	1,117
Related party receivables	552	515
Other assets	8,197	8,110
Total assets	$138,691	$140,477
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$46,416	$46,904
Unsecured debt	65,303	67,127
Deferred income	2,292	2,494
Related party payables	238	136
Other liabilities	8,502	8,004
Total liabilities	122,751	124,664
Total shareholders' equity	15,939	15,813
Total liabilities and shareholders' equity	$138,691	$140,477

Amounts may not add due to rounding.

Operational and Financial Data
(Unaudited, Dollars in millions)
Amounts may not add due to rounding

	Three Months Ended June 30,		Six Months Ended June 30,
Originations	2026	2025	2026	2025
Retail finance receivables originations	$10,047	$9,534	$18,300	$19,098
Lease originations	4,129	5,398	8,176	10,382
Total originations	$14,176	$14,932	$26,476	$29,480

	Three Months Ended June 30,		Six Months Ended June 30,
Average Earning Assets	2026	2025	2026	2025
Average retail finance receivables	$75,551	$77,577	$75,380	$77,264
Average commercial finance receivables	16,053	16,628	15,940	17,392
Average finance receivables	91,604	94,205	91,320	94,656
Average leased vehicles, net	33,196	32,786	33,373	32,381
Average earning assets	$124,800	$126,990	$124,693	$127,038

Ending Earning Assets	June 30, 2026	December 31, 2025
Retail finance receivables	$76,064	$75,404
Commercial finance receivables	16,519	17,365
Leased vehicles, net	32,881	33,686
Ending earning assets	$125,463	$126,456

Finance Receivables	June 30, 2026	December 31, 2025
Retail
Retail finance receivables	$76,064	$75,404
Less: allowance for loan losses	(2,801)	(2,656)
Total retail finance receivables, net	73,262	72,748
Commercial
Commercial finance receivables	16,519	17,365
Less: allowance for loan losses	(65)	(68)
Total commercial finance receivables, net	16,454	17,297
Total finance receivables, net	$89,716	$90,045

Allowance for Loan Losses	June 30, 2026	December 31, 2025
Allowance for loan losses as a percentage of retail finance receivables	3.7%	3.5%
Allowance for loan losses as a percentage of commercial finance receivables	0.4%	0.4%

Delinquencies	June 30, 2026	June 30, 2025
Loan delinquency as a percentage of retail finance receivables:
31 - 60 days	2.4%	2.1%
Greater than 60 days	1.0	0.8
Total	3.4%	2.9%

	Three Months Ended June 30,		Six Months Ended June 30,
Charge-offs and Recoveries	2026	2025	2026	2025
Charge-offs	$535	$488	$1,076	$967
Less: recoveries	(281)	(270)	(551)	(520)
Net charge-offs	$253	$217	$525	$446
Net charge-offs as an annualized percentage of average retail finance receivables	1.3%	1.1%	1.4%	1.2%

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Expenses	2026	2025	2026	2025
Operating expenses as an annualized percentage of average earning assets	2.0%	1.7%	1.9%	1.6%

Investor Relations contact:
Meagan Trampe
Vice President, Investor Relations
(817) 302-7385
Investors@gmfinancial.com